                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                ______________

                                SCHEDULE 13G/A

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.  2)1


                               CHEMPOWER, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         COMMON STOCK, $.10 PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 163865-10-8
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                                (CUSIP number)

                                ______________


         Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





__________________________________

              1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
                                                                                                                    SCHEDULE 13G
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  CUSIP No.   163865-10-8                                     13G/A                    Page     2    of    2    Pages
              -------------                                                                 --------    -------
  1     NAME OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Toomas J. Kukk   S.S. ####-##-####

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]

                                                                                                (b) [ ]

  3     SEC USE ONLY



  4     CITIZENSHIP OR PLACE OF ORGANIZATION


           U.S. Citizenship

           NUMBER OF          5      SOLE VOTING POWER                   1,734,213
            SHARES
         BENEFICIALLY
          OWNED BY            6      SHARED VOTING POWER
            EACH
         REPORTING
        PERSON WITH           7      SOLE DISPOSITIVE POWER              1,734,213


                              8      SHARED DISPOSITIVE POWER


  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,734,213

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                    [ ]


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           24.0%

  12    TYPE OF REPORTING PERSON


           Individual (IN)

                                   ITEM 1.

(a)    Name of Issuer:                          Chempower, Inc.

(b)    Address of Issuer's Principal Executive Offices:
       807 East Turkeyfoot Lake Road
       Akron, OH  44319

                                   ITEM 2.

(a)    Name of Person Filing:                   Toomas J. Kukk

(b)    Address of Principal Business Office:
       807 East Turkeyfoot Lake Road
       Akron, OH  44319

(c)    Citizenship: U.S. Citizenship

(d)    Title of Class of Securities:            Common Stock, $.10 par value

(e)    CUSIP Number:  163865-10-8

                                   ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):

                                 INAPPLICABLE

                                   ITEM 4.

       OWNERSHIP:

(a)    Amount Beneficially owned:               1,734,213 shares

(b)    Percent of Class:  24.0%

(c)    See Items 5, 6, 7 and 8 on Cover Sheet

                                   ITEM 5.

                OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                 INAPPLICABLE

                                   ITEM 6.

       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                 INAPPLICABLE

                                   ITEM 7.

   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                 INAPPLICABLE

                                   ITEM 8.

   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                 INAPPLICABLE

                                   ITEM 9.

   NOTICE OF DISSOLUTION OF GROUP:

                                 INAPPLICABLE

                                   ITEM 10.

                                 INAPPLICABLE




                                  SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                       August 10, 1995
                                                    ----------------------
                                                             Date


                                                      /s/ Toomas J. Kukk
                                                    ----------------------
                                                          Signature


                                                        Toomas J. Kukk
                                                    ----------------------
                                                             Name